EXHIBIT 15


                          [ARTHUR ANDERSEN LETTERHEAD]




March 17, 1999

FDX Corporation:

We are aware that FDX Corporation and Federal Express Corporation have incorporated by reference in this Form S-3 Registration Statement their Form 10-Q's for the quarters ended August 31, 1998 and November 30, 1998, which include our reports dated September 23, 1998 and December 16, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


Arthur Andersen LLP
/s/ Arthur Andersen LLP